RW 1 drw.htm WITHDRAWAL REQUEST FOR FORM N8-A

Baker Christopher John
ONE-FIVE-SIX-FOUR-TWO SAND CANYON AVENUE
[P.O. BOX NO. FIVE-ONE-THREE-EIGHT-FIVE]
IRVINE
CA
92619-9888
December 7th, 2022

VIA FACSIMILE AND EDGAR TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


Re:
Christopher John Baker - Registration Statement on Form N8-A



(SEC CIK #0001828578)



Request for Withdrawal

To Whom It May Concern / SEC Staff:

     This letter is filed in reference to the Registration Statement on Form N8-A, SEC CIK #0001828578, of Christopher John Baker
     (the Registrant), which was filed on October 16th, 2020,
     Pursuant to section N8(a) of the Investment Company Act of 1940, as amended, (Form N8-A). The Registrant hereby requests the immediate withdrawal of Form N8-A, including all exhibits thereto, without prejudice on the grounds that the Registrant is concurrently withdrawing its Registration Statement on Form S-1.

     Sincerely,
     /s/ Christopher J. Baker

     Christopher J. Baker
     Authorized Representative